EXHIBIT 10.1

EMPLOYMENT AGREEMENT
THE UNDERSIGNED:

1.
The limited liability company Darling International Netherlands BV, established under the laws of the Netherlands, having its statutory place of business in Amsterdam and holding office at Prins Bernhardplein 200, (1097 JB) Amsterdam (herein, “Darling BV”), and

2.	Mr. D. Kloosterboer, residing in Sint-Oedenrode, at Oranje-Nassaulaan 277, 5491 HH, (hereafter: “Executive”).

WHEREAS:

(A)	Executive has been employed by the VION Ingredients Group and/or its legal predecessors since 1 August 1984;

(B)	The VION Ingredients Group was acquired by Darling International Inc. (“Darling International”) as per 7 January 2014 (the “Acquisition”);

(C)
Following the Acquisition, the parties wish to continue the employment of Executive with Darling BV as the employer and to record the terms and conditions applicable to the continued employment of Executive agreed between them in writing in this agreement (the “Employment Agreement”); and

(D)	Following the Acquisition, it is further anticipated that Executive will be appointed by Darling BV's general meeting of shareholders as a Managing Director (statutair directeur) of Darling BV.

HEREBY RESOLVE:

1.	Function

1.1.    Offices

(a)
Executive shall continue to be employed by Darling BV as the company's Managing Director and Chief Executive Officer. Executive shall also serve as the Chief Operating Officer of Darling International and serve in such other (corporate) positions as requested by Darling BV's general meeting of shareholders or Darling International.

(b)
Executive shall also serve as a member of the Executive Committee of Darling International, which is a committee appointed by the Board of Directors of Darling International and reporting to the Chief Executive Officer of Darling International, who shall chair the Executive Committee.

(c)
It is acknowledged and agreed that Executive shall not be responsible for the business and activities of Darling International Canada Inc., but will have joint responsibility for the business and activities of the former VION Ingredients Group, including, without limitation, VION Ingredients International (Holding) BV and Rousselot Inc. and their respective subsidiaries.

1.2.    Board of Directors

(a)
Executive shall serve as a member of the Board of Directors of Darling International from the time of the closing of the Acquisition to the next annual meeting of the shareholders of Darling International, as applicable, and until his successor is duly elected and qualified, or if earlier until his death, resignation or removal. Executive shall receive no additional compensation for his service as a Managing Director or member of the Board of Directors.

(b)
Executive shall again be nominated for membership on the Board of Directors of Darling International at the next annual meeting of shareholders of Darling International, subject to the customary review of each nominee for election to the Board of Directors by the Nominating Committee of the Board of Directors (herein, the “Nominating Committee”), as required pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (herein, the “SEC”) and the New York Stock Exchange (herein, “NYSE”), as such rules and regulations may hereafter be amended. Executive hereby consents to the disclosure in Darling International’s filings with the SEC and the NYSE (and any additional or successor stock exchange upon which the securities of Darling International may hereafter be listed) of all personal information regarding Executive, including without limitation age, compensation and each component thereof, summary background, and acquisition and disposition of shares of common stock, derivatives and other securities of Darling International that is required by either or both of the SEC and/or such exchange.

(c)
Darling International shall review Darling International’s Board of Directors configuration for compliance with applicable laws, rules and regulations (including applicable stock exchange rules) from time to time in accordance with its customary practices and the foregoing rights shall be suspended to the extent necessary to be in compliance with such rules and regulations.

1.3.
Executive is obligated to do and refrain from everything that an officer and director ought to do and refrain from, and shall devote his full working time, energy and skills to the success of Darling International and any other companies affiliated to Darling BV (together “Darling Group”). Executive acknowledges that under U.S. federal law and the applicable laws of the State of Delaware, Executive will, in both his roles as officer and as director of Darling International, have fiduciary duties to both Darling International and its shareholders. Executive will be subject to and shall observe all policies of Darling International applicable to its employees, executives, officers and directors.

1.4.	In his capacity as Chief Executive Officer of Darling BV and Chief Operating Officer of Darling International, Executive will report to the Chief Executive Officer of Darling International.

1.5.
Executive shall not perform any paid or unpaid side activities for or in relation to third parties or otherwise without the prior written approval of the Chief Executive Officer of Darling International.

2.	Term

2.1.	This Employment Agreement has started with effect from 1 February 1984 for an indefinite period of time. This Employment Agreement will in any event terminate automatically

(without any compensation being due) on the last day of the month during which Executive reaches the retirement date under the Executive's pension scheme (as applicable from time to time), but in any event no later than the date on which Executive will be eligible for state old-age pension benefits (AOW).

2.2.
This Employment Agreement is based on a 40- hour workweek. Executive is expected to work additional hours as part of this Employment Agreement as is required for the adequate fulfillment and execution of his position without being entitled to any additional remuneration.

2.3.
This Employment Agreement may be terminated in writing as per the last day of any calendar month, observing a notice period of three months for Executive and a notice period of six months for Darling BV. Darling BV will be entitled to release Executive from active duty during the notice period, whereby Executive will remain available for a proper handover of responsibilities to a successor.

2.4.
If this Employment Agreement terminates by the death of Executive, salary payments will be continued to the surviving relatives from the day of death up to and including the last day of the third month after the month of death of Executive. In addition, any accrued (and vested) entitlements under the Incentive Programs referenced in Section 4 hereto until the day of death will be paid to the surviving relatives in the customary manner and time and subject to the terms of the agreements governing such programs.

3.	Salary

3.1.
The remuneration of Executive is recorded in a remuneration package determined by the Compensation Committee of the Darling International Board of Directors (the “Compensation Committee”), after consultation with the Chief Executive Officer of Darling International. The remuneration may be adjusted by the Compensation Committee annually. The annual fixed income, including holiday allowance, amounts to EUR 655,849 gross (the “Annual Fixed Salary”) for the year 2014. Ultimately in December of each year, the parties will consult with each other with regard to the possible increase of the annual salary with effect from 1 January of the subsequent year.

3.2.	The Annual Fixed Salary, excluding holiday allowance, will be paid in 12 equal monthly installments after deduction of the mandatory statutory and agreed deductions.

3.3.
The holiday allowance will be paid in the month of May of the relevant year. For the calculation of the holiday allowance, a year is deemed to start on 1 May and to end on 30 April of the following year (the “Holiday Year”). In the event this Employment Agreement starts or terminates during the Holiday Year, the holiday allowance will be calculated on a pro rata basis.

4.	Incentive Programs

4.1.	Darling International Inc. Incentive Plan

(a)
Executive shall be entitled to participate in the executive bonus program maintained by Darling International as in effect from time to time (the “Bonus Program”). Specifics of the Bonus Program will be determined annually by the Compensation Committee of Darling International’s Board of Directors.

(b)
It is agreed and acknowledged that the bonus opportunity of Executive for each of the fiscal years 2014, 2015 and 2016 under the Bonus Program shall be no less than the opportunity under Executive's 2013 long term and short term incentive arrangements (i.e. 50% of the Annual Fixed Salary under the long term incentive arrangement and 40% of the Annual Fixed Salary under the short term incentive arrangement). The specifics of the Bonus Program for 2014 will be communicated to Executive soonest after execution of this Employment Agreement.

(c)
Participation levels and performance measures for the Bonus Program are determined annually by the Compensation Committee and are subject to change at the discretion of the Compensation Committee or Darling International’s Board of Directors. Bonuses are not earned until the date they are paid, and participants must be employed on the date of payment to receive a bonus, subject to the discretion of the Compensation Committee or Darling International’s Board of Directors to waive this requirement based on the circumstances of a participant’s departure (e.g., retirement). Payment of any bonus in a year does not entitle Executive to payment of a bonus in any preceding or subsequent year.

(d)
All equity based awards made to Executive under the Bonus Program shall be evidenced by an award agreement executed by Darling International and Executive and will be subject to all applicable legal requirements and restrictions imposed on the Bonus Program pursuant to United States and other applicable law.

4.2.
Retention and Integration Incentive Plan. In connection with the acquisition of the VION Ingredients Group by Darling International, Executive shall receive a grant of 150,000 shares of Darling International Inc. common stock in the form of 25% vested shares and 75% performance units (the “Special Incentive Award”). The Special Incentive Award shall be subject to the terms and conditions of a Performance Unit Award Agreement to be entered into between Executive and Darling International.

5.	Claw Back

5.1.
It is acknowledged and agreed between the parties that Executive (and Executive's benefits under this Employment Agreement insofar relating to or linked with any of the Darling Group publicly traded companies) as Chief Operating Officer of Darling International and member of the Board of Directors of Darling International, is subject to US federal and applicable state law as well as the rules and regulations of the exchange on which the securities of such company are listed, as in force from time to time, including applicable claw back provisions.

5.2.
Parties agree as regards Executive's benefits under this Employment Agreement, insofar relating to or linked with any of the Darling Group companies other than the companies referenced in Section 5.1, that Darling BV and Darling International have the right to unilaterally adjust and/or claw-back any awards made to the Executive (whether bonus or grants under the Incentive Programs referenced in Section 4 hereto) if, and to the extent, an independent auditor (to be appointed by the joint parties and paid for by Darling BV) has confirmed, on request of the relevant company, that such award or grant has been made on the basis of incorrect or incomplete information, or it is established by such auditor in any other way that the performance of Darling BV, Darling International and/or the Executive does not justify such award or grant.

5.3.	The Executive agrees to fully cooperate with the execution of any decision made to adjust and/or claw-back any awards or grants made to him as described in either Section 5.1 and/or Section 5.2.

6.	Expenses

6.1.	Executive will receive a fixed monthly expense allowance of EUR 5,500 per annum. In addition, Executive will be entitled to reimbursement of club dues up to a maximum of EUR 7,000 per annum.

7.	Car and Telephone

7.1.
For the purposes of performing his job, Darling BV will provide Executive with a car which may be used for private purposes within reasonableness. Maximum catalogue value including VAT and private motor vehicle and motorcycle tax ( BPM) will be determined on job position and in any event be comparable with current type and brand ( Audi A8 ).

7.2.
All costs related to this car, including the costs of use for private purposes as mentioned under Section 7.1. shall be borne by Darling BV, except for the following costs which shall be borne by Executive:

(a)	the costs of fines in relation to traffic violations;

(b)	the costs associated with additions for tax purposes (fiscale bijtelling);

(c)	other costs which are not related to the performance of the function (such as toll, vignette, etc.).

7.3.
Executive is obliged to return the car provided to him to Darling BV, at the first request of Darling BV if there is a legal ground for such return. In the event of suspension, the car may be reclaimed by Darling BV immediately. Executive will in any event need to return the car made available to him to Darling BV as per the day this Employment Agreement terminates. Darling BV is no longer held to reimburse any travel expenses of Executive after the car has been returned.

7.4.
Darling BV will provide Executive with electronic communication tools. Executive may use these electronic communication tools for private purposes, both internally and externally, provided that the use thereof will not interfere with the daily work and is in compliance with further guidelines of Darling BV. The use of electronic communication tools should, however, primarily and essentially relate to the tasks/activities arising from the function.

7.5.
Darling BV may ask Executive to clarify any striking use of the electronic communication tools, and charge on possible costs for private purposes. Any tax consequences arising from the private use will be for the account of Executive.

8.	Insurances

8.1.1
If and to the extent Darling BV has taken out a collective health insurance for its employees pursuant to the Dutch Health Insurance Act (Zorgverzekeringswet), Executive can participate to such group scheme. Executive remains, however, responsible for the payment of his nominal premium and any premiums for supplemental packages.

8.2.
Executive can make use of the ANW-Hiaatverzekering (related to shortfall under the Surviving Dependents Act) and the insurance for directors' liability as taken out by Darling BV, in accordance with relevant terms.

9.	Pension

9.1.
Darling BV has arranged for a pension scheme (pensioenvoorziening) for Executive. To this end, Executive has been included in the pension arrangement as meant in the basic pension scheme (basispensioenreglement) and the plus pension scheme (pluspensioenreglement) of Stichting Pensionfonds Son. The rules of the pension scheme, as amended from time to time, will apply to this participation. In accordance with the provisions of the pension scheme, Executive will have to pay a contribution (eigen bijdrage), which contribution will be made through a payroll deduction and remittance by Darling BV to the pension fund. The pension scheme rules have been provided to Executive. The maximum pensionable salary for the year 2014 will be EUR 400,435. This amount will be reviewed annually as part of the Executive's total remuneration package and a yearly indexation will be applied to such amount using the the general increase percentage that applies for employees of Darling Ingredients International ( Holding ) BV.

10.	Holidays

10.1	Executive will be entitled to 30 holidays per calendar year, to be taken whilst taking account of the interests of Darling Group.

10.2.
Given the severity of his position and the recovery function of the holidays, the holidays are expected to be taken within the year that the holidays are granted. Given his position, Executive is free to determine when he will use his holidays, provided that he takes into account the interests of the Darling Group.

11.	Incapacity for work

11.1.
Notwithstanding the provisions of article 7:629 paragraph 3 up to and including 5 Dutch Civil Code, Executive will receive in case of incapacity for work during the first year of illness, however ultimately until the end of this Employment Agreement (in case that is earlier), to be calculated from the first day of the incapacity, 100% of the Annual Fixed Salary after deduction of any benefits or payments received by Executive pursuant to relevant state-provided social security or insurance arrangements taken out by Darling BV.

11.2.
From the 53rd week up to and including the 104th week of the respective period of illness, however ultimately until the end of this Employment Agreement (in case that is earlier), Darling BV will pay 70% of the Annual Fixed Salary, also after deduction of any benefits or payments received by Executive pursuant to relevant state-provided social security or insurance arrangements taken out by Darling BV.

12.	Confidentiality, documents

12.1
Executive shall, both during the continuance of his employment and after the termination thereof, keep confidential all information regarding Darling Group, and its clients and relations, whereby confidentiality is imposed on him or of which he knows, or is ought to know, the secret or confidential nature, and he shall not use this information for other purpose than required in connection with the performance of the obligations arising from this Employment Agreement.

12.2.
Executive is prohibited to keep in any manner whatsoever documents, correspondence or copies thereof, that are in his possession in connection with the performance of his activities for the Darling Group, any longer than necessary for the purpose of performance of his activities. In any event Executive is obliged to hand over with immediate effect, even without any request thereto, such documents, correspondence or copies thereof at first request and/or at the termination of the employment, or when he has not performed his duties, for whatever reason, for a period longer than four weeks.

13.	Non-compete/non solicit

13.1.
During the employment of Executive and during the Restrictive Period (as defined here below), Executive shall not without prior written approval of Darling International be permitted to do any of the following in any jurisdiction where Darling Group is active directly or indirectly in any capacity whatsoever, or has any business interests, at the time of termination of this Employment Agreement:

(a)
to work for or be involved with, in any manner, directly or indirectly, paid or unpaid, any person, organization, company or enterprise pursuing activities similar to the Darling Group, including the (former) VION Ingredients Group, and/or to have or take any interest in such organization, company or enterprise. This includes, without limitation, companies involved in slaughter by-products or other products or business (directly or indirectly) derived or following from the slaughtering business such as, without limitation, Saria, Gelita, Tessenderloo , Nitta, Ten Kate, Van Hessen.

(b)
to maintain in any manner whatsoever, directly or indirectly, business contacts with any person, organization, company or enterprise with whom during the last two years preceding the termination of this Employment Agreement Executive has had any business, to the extent Darling Group has a legitimate business interest in Executive refraining from maintaining such business contact;

(c)
to induce, directly or indirectly, present employees of Darling Group, including but not limited Darling BV, Darling International, Darling USA and Darling Canada, or persons who in the period of two years preceding the termination of this Employment Agreement have been or were employed by such company, to terminate their employment or to hire such employees.

13.2.	In view of Section 13.1, the restrictive period will be as follows (the “Restrictive Period”):

(a)	in the event Executive terminates this Employment Agreement through notice or otherwise, the Restrictive Period will be 18 months from the date of termination of this Employment Agreement;

(b)
in the event Darling BV terminates this Employment Agreement through notice, the Restrictive Period will be 18 months from the date notice has been served by Darling BV on Executive (and therefore 12 months from the date of termination of this Employment Agreement); provided, however, that in the event that Darling BV does not waive the non-compete clause Executive will be entitled to an additional severance which adequately reflects the imposed restrictions;

(c)
in the event Darling BV terminates this Employment Agreement with immediate effect for cause (dringende reden), the Restrictive Period will be 18 months from the date of termination of this Employment Agreement;

(d)
in the event this Employment Agreement is rescinded by a Court at the request of Darling BV for reasons other than cause (dringende reden), the restrictive period will be 12 months from the date of termination of this Employment Agreement.

(e)
in the event this Employment Agreement is rescinded by a Court at the request of Executive or at the request of Darling BV for cause (dringende reden), the restrictive period will be 18 months from the date of termination of this Employment Agreement.

14.	Penalty clause

14.1.
Executive will forfeit to Darling BV for a breach of Sections 12 and 13 hereof immediately, without prior notice or any judicial intervention being required, a penalty of EUR 10,000 per breach plus EUR 500 for each day that such breach continues, without prejudice to Darling BV’s right to claim the actual damages it has suffered through such breach. Section 7:650 subsections 3, 4 and 5 Dutch Civil Code and/or sections 6:92, 6:93 Dutch Civil Code (each time to the extent applicable) are explicitly excluded.

14.2.	It is acknowledged and agreed that reasonable compensation for the restrictions set out in Sections 12 and 13 hereof is included in Executive's remuneration package.

15.	Rights of intellectual or industrial property

15.1.
If Executive during, or within a period of two years after termination of this Employment Agreement has invented a certain product/working method (voortbrengsel/werkmethode) which is to be considered as a consequence of, or pursuant to, his activities at Darling Group and which may lead in The Netherlands or elsewhere to the inception of rights, including all rights of industrial or intellectual property and explicitly including: databases, know-how, trademarks, designs, drawings, product specifications, formulas, computer programs, etc., Darling International is entitled to this product/working method and the related rights.

15.2.
Executive does not have the right to mention his name or have his name mentioned in connection with the rights meant in this Section 15.1 of this Employment Agreement, with the exception of the provisions of Section 14 paragraph 1 of the Dutch Patent Act 1995 (Rijksoctrooiwet 1995). Executive hereby waives in relation to the rights as meant in this Section 15.1 his moral rights (persoonlijkheidsrechten) within the meaning of article 25 Dutch Copyright Act 1912 (Auteurswet 1912) and his possible entitlements to a monetary compensation in addition to his salary, all to the extent permitted by law.

15.3.
Executive shall promptly and without delay inform Darling International of the inception of any right as meant in this Section and will, to the extent required, make every effort to have Darling International obtain such right.

15.4.
Executive will do his utmost to ensure the maximum protection of a right as meant in Section 15.1 of this Employment Agreement, to the extent that it serves the interests of Darling Group and to the extent that it is in accordance with relevant policies.

15.5.
Executive acknowledges and agrees that his salary includes compensation for the fact that the rights pursuant to Section 15.1 of this Employment Agreement accrue to Darling International, as well as to his cooperation to ensure that these rights will accrue to Darling International.

16.	Gifts

16.1.
Executive is prohibited to, in relation to the performance of his duties during the term of his employment, without the prior written consent of Darling International, accept or stipulate from third parties, directly or in any manner indirectly, any commission, favour or compensation in whatever form or manner.

16.2.	The provisions of Section 16.1 do not apply to the customary business gift of small value, which do not exceed the retail value of EUR 100.

17.	Final provisions

17.1.	It is agreed between the parties that Darling BV and Darling International will review the taxation of Executive's earnings under this Employment Agreement.

17.2.	The considerations (overwegingen) of this Employment Agreement form part of this Employment Agreement.

17.3
This Employment Agreement constitutes the entire employment agreement between the parties and supersedes all (employment) agreements previously made and given by and between the Executive and the VION Ingredients Group and its affiliated companies. Notwithstanding the foregoing:

(a) Executive's entitlements under the VION Ingredients Incentive and Success Fee Plan (VISO) of 18 June 2013; and
(b) Executive's entitlements under paragraph 2 of the Darling Global Holding Inc Governance and Non-Financial Items - Term Sheet (dated September 30, 2013 and sent to Executive by letter of that date by Randall C. Stuwe, Chairman and CEO of Darling International Inc.);
will continue to have effect also after execution of this Employment Agreement.

17.4.
In this Employment Agreement, all references to Darling International or the affiliated undertakings or companies, means a reference to all companies belonging directly or indirectly to the Darling Group.

17.5.
The invalidity (nietigheid) of one or more provisions of this Employment Agreement shall not result in the invalidity of the remaining provisions of this Employment Agreement. The parties undertake to immediately hold consultations with each other in case any provision is void.

17.6.	This Employment Agreement shall be governed by the laws of The Netherlands.

17.7.
Any dispute arising under or in connection with this agreement, including disputes in relation to the existence or validity of this Employment Agreement shall be settled by the competent court in The Netherlands.

Agreed and executed and signed in twofold in Son, Netherlands on 2/12/14.

/s/ Randall C. Stuewe    /s/ Dirk Kloosterboer
Darling BV        .                Executive
By: Randall C. Stuewe